Exhibit (d19)

Money Manager Agreement

This agreement (the “Money Manager Agreement”) is between TIFF Investment Program (“TIP”), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the “Fund”), and Keel Capital AB (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is effective as of October 1, 2019 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

The parties therefore agree as follows:

1.	Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.” Subject to the Manager’s approval, the Fund may make additions to the Managed Assets at any time. In addition, the Fund may withdraw all or a portion of the Managed Assets from this management arrangement at any time; provided, however, that the Fund will endeavor to provide at least 45 calendar days’ notice to the Manager prior to any withdrawal.

2.	Appointment and Powers of Manager; Investment Approach

(a)            Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b)            Powers. Subject to the supervision of the board of trustees of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

(i)	acquire (by purchase, exchange, subscription, or otherwise), hold, and dispose of (by sale, exchange, or otherwise) securities and other investments and provide the necessary instructions on behalf of the Fund to brokers and custodians to effect the transactions;

Keel – MAF Money Manager Agreement

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)	enter into such agreements and make such representations (including representations regarding the purchase of securities and other instruments for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c)            Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d)            Voting. The Manager shall be authorized to vote on behalf of the Fund, or to elect not to vote, any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies if such instructions are received sufficiently in advance to permit the Manager to act in accordance therewith.

(e)            Independent Contractor. The Manager shall for all purposes be deemed to be an independent contractor and, except as expressly authorized herein, shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f)            Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.	Requirements; Duties

(a)            Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”) with respect to the Managed Assets:

(i)	the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

Keel – MAF Money Manager Agreement

(ii)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of beneficial interest in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”); it being understood that TIP shall provide the Manager copies of all amendments and supplements to the Registration Statement containing changes relevant to the Manager’s provision of services under this Agreement and that, to the extent possible, shall provide such amendments and supplements reasonably in advance of the effectiveness thereof (or as soon as reasonably practicable thereafter);

(iii)	the Manager’s Investment Guidelines, which may be amended from time to time through mutual agreement by TAS and the Manager in writing;

(iv)	written instructions and directions of the board of trustees of TIP; it being understood that, to the extent possible, TIP shall provide the Manager such instructions and directions reasonably in advance of the effectiveness thereof (or as soon as reasonably practicable thereafter); and

(v)	written instructions and directions of TAS; it being understood that, to the extent possible, TAS shall provide the Manager such instructions and directions reasonably in advance of the effectiveness thereof (or as soon as reasonably practicable thereafter).

(b)            Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law or regulation as the Fund or TAS may reasonably specify to effect compliance. For the avoidance of doubt, the Manager shall only be responsible for the Requirements with respect to the Managed Assets, and shall not be liable for any acts or omissions of other investment managers managing assets of the Fund.

(c)            Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act in a manner consistent with its fiduciary duty to the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

Keel – MAF Money Manager Agreement

(d)            Valuation. The Manager shall not be responsible for calculating the Net Asset Value of the Fund’s portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but must review regularly the pricing of the Managed Assets as made available by or on behalf of the Fund. The Manager agrees to notify the Fund promptly if the Manager reasonably believes that the value of any portfolio security comprising the Managed Assets may not reflect fair value. The Manager agrees to provide upon request any pricing information of which the Manager is aware to the Fund, to TAS, or to the Fund’s administrator to assist in the determination of the fair value of any portfolio security for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s valuation procedures for the purpose of calculating the Fund’s Net Asset value in accordance with procedures and methods established by the board of trustees of TIP.

4.	Recordkeeping and Reporting

(a)            Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may reasonably request. The Manager may retain copies of records furnished to the Fund. The Manager may also use “track record” information of the Managed Assets to the extent consistent with applicable law and regulation, provided that the Manager does not identify the Fund in connection therewith.

(b)            Reports to Custodian. The Manager shall provide to the Fund's custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)            Other Reports. The Manager shall render to the board of trustees of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.	Purchase and Sale of Securities

(a)            Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, nor any of its "affiliated persons," as defined in the 1940 Act, will act as principal with respect to the Managed Assets nor will the Manager execute any portfolio transactions for the Managed Assets with a broker or dealer which is (i) an affiliated person of the Fund; (ii) principal underwriter of the Fund's shares; or (iii) an affiliated person of  such an affiliated person, unless such transactions are: (a) exempt under applicable law or regulation, including under Rule 10f-3(b) or Rule 17a-10; (b) exempt under applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including the exemptions provided by Rule 10f-3(c) or Rule 17a-7, and the Fund’s Rule 10f-3 procedures or Rule 17a-7 procedures, as the case may be; or (c) executed in accordance applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including Rule 17e-1 and the Fund's Rule 17e-1 procedures. TIP agrees that it will provide the Manager with a written list of such brokers and dealers and will, from time to time, update such list as necessary.  The Manager agrees that it will provide TIP or TAS with a written list of brokers and dealers that are affiliates of the Manager and will, from time to time, update such list as necessary.

Keel – MAF Money Manager Agreement

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b)            Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6.	Management Fees; Expenses

(a)            Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager no later than the last day of the month immediately following the end of the period to which the fee relates.

(b)            Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Fund (and not the Managed Assets) will be responsible for its own fees and expenses; provided, however that the following expenses will be paid from the Managed Assets: (i) sub-custodian transaction charges related to investments by the Managed Assets in foreign markets, (ii) the Manager’s management fees, (iii) brokerage commissions incurred by the Managed Assets, (iv) borrowing costs related to short sale activities by the Managed Assets, (v) memo pledging costs related to short sale activities by the Managed Assets, and (vi) payments for third-party research (as defined in Section 6(c) below). For all other expenses not specifically assumed by the Manager or Managed Assets hereunder, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for them. Expenses borne by the Fund include, but are not limited to, (i) general custodial fees for the Managed Assets and (iii) interest (excluding interest related to short sale activities) and taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

Keel – MAF Money Manager Agreement

(c)            Payments for Research. The Manager and the Fund agree that the Fund shall make periodic payments to the Manager, on such schedule as agreed upon by the Fund and the Manager, in order for the Fund to pay its allocable share of expenses incurred by the Manager in respect of research, subscriptions, quotation services and data feeds, and investment and trading consultants on behalf of the Managed Assets and any accounts or funds managed by the Manager on a pari passu basis as the Managed Assets (collectively, “third party research”). The Manager represents that the third party research will be used or relied upon by the Manager in connection with the provision of services to the Fund hereunder. The Manager shall provide the Fund with an annual advance estimate of its allocable share of the Manager’s third party research expenses, and shall update such estimate to reflect any material changes. The amount of the payments for third party research pursuant to this Section 6(c) shall not exceed in the aggregate, in any calendar year, 0.15% of the Managed Assets. This annual budget, and the third party research expenses paid by the Fund, shall be reduced by and to the extent that the Manager pays for any third party research expenses by directing payment by a broker to such third party pursuant to a “client commission agreement” or other similar arrangement out of brokerage commissions generated for the Fund’s account, pursuant to Section 28(e) of the United States Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary, the Manager may, in its absolute discretion, pay directly from its own resources for any third party research used or relied upon by the Manager in connection with the provision of its service to the Fund hereunder.

7.	Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services and advice to others. The Fund acknowledges that the Manager and its affiliates, officers and employees, and the Manager's other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund and that the Manager may be restricted from trading the securities of issuers about which it is in possession of material nonpublic information.

Keel – MAF Money Manager Agreement

8.	Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any loss arising out of or relating to any error of judgment, mistake of law or act or omission of the Manager in connection with its provision of services under this Agreement, except that the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund, TIP, or TAS may have under applicable state or federal laws.

9.	Representations

(a)            The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b)            The Manager represents that, with respect to the services provided by the Manager under this Agreement, it is in material compliance with all applicable laws, both federal and state.

(c)            TIP hereby represents to the Manager that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d)            TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

Keel – MAF Money Manager Agreement

(e)            TIP represents that TIP and the Fund are in material compliance with all applicable laws and regulations, both federal and state.

10.	Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of trustees of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

The rights and obligations that are provided in section (f) of Paragraph 2, Paragraph 6, Paragraph 8, Paragraph 15 and Paragraph 16 shall survive the cancellation, expiration, or termination of this Agreement.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

12.	Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three business days after mailing registered mail postage prepaid as follows:

Fund:	TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn: Chief Legal Officer
170 N. Radnor Chester Road, Suite 300
Radnor, PA 19087
	Fax:	610-684-8080
	Email:	miops@tiff.org with a copy to legal@tiff.org

Keel – MAF Money Manager Agreement

Manager:	Keel Capital AB
Attn: Gustaf Johansson
Gamla Brogatan 34
SE-111 20 Stockholm
Sweden
	Fax:	+46 8 41 222 49
	Email:	johansson@keelcapital.se

Each party may change its address by giving notice as herein required.

13.	Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.	Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.	Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain, including but not limited to securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, investment models or strategies, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”). Confidential Information shall be kept confidential and protected by any party receiving such Confidential Information.

Keel – MAF Money Manager Agreement

No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided if such disclosure is made in compliance with TIP’s procedures on the disclosure of portfolio holdings, when applicable; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program on behalf of the Fund	KEEL CAPITAL AB

/s/ Robert Zion	/s/ Fredrik Gutenbrant
Signature	Signature

Robert Zion, COO	Fredrik Gutenbrant, CEO
Print Name/Title	Print Name/Title

Keel – MAF Money Manager Agreement

Schedule I

to the Money Manager Agreement (the “Agreement”)

Dated as of October 1, 2019

between

Keel Capital AB (the “Manager”) and

TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”)

Fee Calculation

Compensation

As compensation for the services performed and the facilities and personnel provided by the Manager to the Fund pursuant to this Agreement, the Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Based Fee”), each as described below. For all calculations described hereunder, the net asset value of the Managed Assets shall be gross of all expenses except for the following:

[i)	sub-custodian transaction charges related to investments by the Managed Assets in foreign markets,

ii)	the Investment Management Fee and the Performance Based Fee,

iii)	brokerage commissions incurred by the Managed Assets,

iv)	borrowing costs related to short sale activities by the Managed Assets,

v)	memo pledging costs related to short sale activities by the Managed Assets, and

vi)	the Fund’s allocable share of the Manager’s third party research expenses (as defined in Section 6(c) of the Agreement) (items i) through vi) being defined as, collectively, the “Netted Expenses”).

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement.

Certain Defined Terms

Calculation Period: Calculation Period means the period that (a) begins on the later of (i) January 1, (ii) the date of contribution of the initial Managed Assets, or (iii) as to any subsequent Tranche (as defined below), the date of the contribution pertaining to that Tranche; and (b) ends on the earlier of (i) with respect to a Tranche (or portion thereof) from which a complete or partial withdrawal is made, the date of such withdrawal, or (ii) December 31 of such year, even if less than 12 full months. For the avoidance of doubt, the payment of fees hereunder out of the Managed Assets shall not be considered a withdrawal.

Keel – MAF Money Manager Agreement

High Water Mark: A separate High Water Mark shall be calculated for each Tranche. The High Water Mark for the first Calculation Period of each Tranche established in respect of Managed Assets shall be equal to the amount of the contribution pertaining to such Tranche. For each subsequent Calculation Period, the High Water Mark for each Tranche shall be determined as follows: (i) if a Performance Based Fee was paid in respect of a Tranche for a Calculation Period, the High Water Mark for the immediately succeeding Calculation Period shall be equal to the Opening Balance of the Net Asset Value Memorandum Account for such Tranche for such succeeding Calculation Period; and (ii) if no Performance Based Fee was paid in respect of a Tranche for a Calculation Period, the High Water Mark shall remain at its prior level for the immediately succeeding Calculation Period.

In the event of a withdrawal of a portion of a Tranche (i) on a date other than December 31, the High Water Mark in respect of the remaining Managed Assets in such Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted, or (ii) on December 31, if no Performance Based Fee was paid in respect of the Tranche from which the assets were withdrawn, the High Water Mark in respect of such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be determined, in each case, by multiplying the High Water Mark then in effect by (a) one (1), minus (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

Opening Balance: A memorandum account shall be established for each Tranche (each a “Net Asset Value Memorandum Account”), each with an opening balance (“Opening Balance”) to be determined in accordance with this paragraph. The Opening Balance for the first Calculation Period of each Tranche established in respect of Managed Assets shall be equal to the amount of the contribution pertaining to such Tranche. For each subsequent Calculation Period, the Opening Balance of the Net Asset Value Memorandum Account for each Tranche shall be equal to (a) the net asset value of the Managed Assets of such Tranche as of the last day of the Calculation Period just ended, minus (b) the dollar amount of the Performance Based Fee to be paid with respect to such Calculation Period, if any; provided, however, that in the event of a withdrawal of a portion of a Tranche (i) on a date other than December 31, the Opening Balance of the Net Asset Value Memorandum Account in respect of the remaining Managed Assets in such Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted, or (ii) on December 31, the Opening Balance of the Net Asset Value Memorandum Account in respect of the remaining Managed Assets in such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be adjusted, in each case, by multiplying the Opening Balance of such Net Asset Value Memorandum Account by (a) one (1), minus (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

Keel – MAF Money Manager Agreement

Tranches: The Managed Assets initially placed with the Manager, and each additional contribution of assets that is subsequently placed with the Manager, is a separate “Tranche” of Managed Assets, for purposes of this Fee Schedule; provided, however, that at the end of any Calculation Period for which a Performance Based Fee has been paid with respect to two or more Tranches, those two (or more) Tranches, the Opening Balances of their respective Net Asset Value Memorandum Accounts, and their High Water Marks shall be combined into a single Tranche with a single High Water Mark and a single Net Asset Value Memorandum Account. For purposes of calculating the Performance Based Fee, withdrawals from the various Tranches will be deemed to occur on a “first-in first-out” basis, unless the Fund indicates otherwise when instructing the withdrawal.

Investment Management Fee: The Fund will pay the Manager an asset based fee of 130 basis points (1.30%) per annum, calculated monthly as of the last day of the calendar month, based on the average net asset value of the Managed Assets (after deduction of the Netted Expenses but without regard to any accrual of the Performance Based Fee) of the Managed Assets for the month to which the fee relates. The Investment Management Fee will be paid no later than the last day of the month immediately following the end of the month to which the fee relates and will be prorated for any period that is less than a full calendar month. The Investment Management Fee will be paid from the Managed Assets, except those fees payable subsequent to a complete withdrawal of the Managed Assets which will be paid out of other Fund assets.

Calculation and Payment of Performance Based Fee: For each Calculation Period, the Performance Based Fee pertaining to a Tranche will be equal to 20% of the amount, if any, by which the net asset value of the Managed Assets attributable to that Tranche at the end of the Calculation Period exceeds the High Water Mark applicable to that Tranche for such Calculation Period (the “Outperformance”); provided, however, that in the event of a withdrawal of a portion of a Tranche on a date other than December 31, the Performance Based Fee pertaining to such withdrawn assets shall be determined immediately prior to such withdrawal as just described and multiplied by a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal. Performance Based Fees shall be payable in arrears in the month that follows the last calendar month of the Calculation Period. Performance Based Fees and payment thereof shall be calculated separately for each Tranche. Performance Based Fees shall be paid from the applicable Tranche.